Exhibit 4.56

ADDENDUM No. 1
dated 1st June 2010

To the

Accounting Agreement Renewal dated 23/1/2010

Between

Paragon Shipping Inc.,
of Marshall Islands
(the "Company")

And

Allseas Marine S.A.
of Liberia,
(the "Manager")

This Addendum is made this 1st day of June 2010 by and between

Paragon Shipping Inc., a Marshall Islands corporation having its registered office at Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960 (hereinafter the "Company" or "Paragon"),

and

Allsea, Marine S.A., Liberian corporation having its registered office at 80 Broad Street, Monrovia, Liberia and having established a branch office in Greece at 15 Karamanli Ave. 166 73 Voula, Athens, Greece, acting in their capacity as managers of vessels owned directly or through subsidiaries by Paragon (hereinafter "Allseas" or the "Manager") .

WHEREAS

The Company and the Manager have entered into an Accounting Agreement on 19/2/2008 whereby it was agreed that the Manager will provide the Company with accounting services as follows:

–	Preparation of the Paragon Group's quarterly financial statements.

–	If and when required to have the quarterly financial statements audited by Paragon's appointed auditor.

–	Provision of financial data as required for press releases, quarterly and ad-hoc.

–	Monitoring of US GAAP developments and SEC rules and pronouncements to assess any impact on Paragon's financial statements and accounting policies.

–	Coordination and liaison with Paragon's auditing and legal firms in connection with the preparation of quarterly management and annual audited financial statements.

–	Auditing of various accounting policies on an ad-hoc basis.

–	Assisting with the preparation and filing of the Paragon Group's annual report (From 20F) with the SEC.

–	- General assistance with Paragon's financial reporting requirements as and when required.

WHEREAS

The Company and the Manager have entered into an Accounting Agreement Renewal on 23/1/2010, whereby the Accounting Agreement was renewed for a period of one year as of 1st January 2010, to be automatically extended for successive one-year term, and the relevant fee paid by the Company to the Manager for the services provided thereunder, was revised to Euro 200.000 per annum.

NOW THEREFORE the parties agree as follows

With effect as of 1st June, 2010, the Manager shall be paid:
in consideration of the financial accounting services provided hereunder, a Financial Accounting Service Fee of Euro 250,000 (two hundred and fifty thousand euro) per annum, paid quarterly in arrears on the last business day of each quarter, commencing with the first payment on the 1st June, 2010; and

in consideration of the financial reporting services provided hereunder, a Financial Reporting Fee of Euro 30,000 (thirty thousand euro) per calendar quarter, paid at the end of each calendar quarter, commencing with second quarter 2010.

The Financial Accounting Service Fee and the Financial Reporting Fee shall berevised by the Paragon Board of Directors, or a committee thereof, annually,commencing on the 1st June, 2011.

All other terms and conditions of the Accounting Agreement dated 19th February,2008 and of the Accounting Agreement Renewal dated 23/1/2010, shall remainunaltered and in full force and effect.

This Agreement shall form an integral part of the Accounting Agreement dated 19/2/2008 and of the Accounting Agreement—Renewal dated 23/1/2010.

IN WITNESS WHEREOF the parties signed the present document the day and year first above written.

For and on behalf of,	For and on behalf of,

PARAGON SHIPPING INC.	ALLSEAS MARINE S.A.

/s/ Christopher J. Thomas	/s/ George Skrimizeas
By: CHRISTOPHER J. THOMAS	By: GEORGE SKRIMIZEAS
Chief Financial Officer	President / Director